UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 30, 2012

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza
226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

_____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On August 30, 2012, Mr. Peter Li informed the Board of Directors of China Valves Technology, Inc. (the “Company”) that he resigned as the Company’s director and the chairman of the Audit Committee, effective immediately. On the same day, Mr. William Haus also informed the Board that he resigned as the Company’s director and the chairman of the Compensation Committee, effective immediately. Their resignation is not in connection with any known disagreement with the Company on any matter. The Company intends to elect new independent directors to fill the vacancies created by these resignations as soon as possible.

As a result of the resignation of Mr. Li and Mr. Haus, the Company is not currently in compliance with Listing Rules 5605(b)(1) and 5605(c)(2)(A) of the NASDAQ Stock Market LLC. NASDAQ Listing Rules 5605(b)(1) and 5605(c)(2)(A) require, among other things, that a majority of the Board of Directors be comprised of independent directors as defined in Rule 5605(a)(2) and the Company’s Audit Committee be comprised of at least three members. Currently the Company’s Board of Directors consists of one independent director and two non-independent directors and the Audit Committee as well as the Compensation Committee and the Nominating Committee is comprised of one member.

The Company notified NASDAQ of its noncompliance with the NASDAQ listing rules described above on August 30, 2012, which notification also specified the Company’s reliance on the cure period specified in NASDAQ Listing Rules 5605 (b)(1)(A) and 5605(c)(4)(B). In accordance with NASDAQ Listing Rules 5605 (b)(1)(A) and 5605(c)(4)(B), the Company has a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or August 30, 2013. If the Company’s next annual shareholders’ meeting is held before February 26, 2013, then the Company must evidence compliance no later than February 26, 2013.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The pertinent information contained in Item 3.01 of this Form 8-K above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: August 30, 2012

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer